Exhibit 99.1

Item 1. Business

General

Layne Christensen Company (“Layne”, “our”, “we”) is a global water management, construction and drilling company. Layne provides responsible solutions for water, mineral and energy challenges. This integrated approach allows Layne to offer more than individual services, it ensures streamlined communications, expedited timelines, and a constant focus on its overriding values of safety, sustainability, integrity and excellence. “One Layne” solutions enhance the lives of people by providing and protecting the world’s essential resources. Layne’s customers include government agencies, investor-owned utilities, industrial companies, global mining companies, consulting engineering firms, heavy civil construction contractors, oil and gas companies, power companies and agribusiness.

Layne operates on a geographically dispersed basis, with approximately 95 sales and operations offices located throughout North America, Africa, Australia, South America and Italy and through our affiliates in other Latin America countries. Layne maintains its executive offices at 1800 Hughes Landing Boulevard, Suite 700, The Woodlands, Texas 77380. The telephone number is (281) 475-2600 and the website address is www.layne.com which is where you can find periodic and current reports, free of charge, as soon as reasonably practicable after such material is filed with or furnished to the Securities and Exchange Commission.

Water Management Solutions

Our teams are responsible for effectively managing water in every phase of its lifecycle—supply, treatment, delivery and maintenance. Throughout each phase, we work to ensure compliance with complex state and federal regulations, and to meet increasingly high demand for quality, reliability and efficiency. We engage in the development and deployment of new and innovative water technologies to meet these higher standards and to continue improving on the safety and sustainability of our work. Whether we are identifying and developing a new optimal water source, delivering usable water to communities and facilities around the world, recycling water from oil and gas resources, rehabilitating an existing pipeline or safely returning wastewater to the natural environment, Layne has a responsible solution for any water management challenge. Water Management solutions include: hydrology and scientific studies to define water resources, sourcing, well design and construction, water treatment technologies, industrial treatment, water treatment for hydraulic fracturing, oil and gas services, wastewater treatment technologies, water reuse, water treatment service, treatment plants, Ranney collector wells, pump stations and intake structures, reservoirs, pipelines and sewer pipeline rehabilitation.

Construction Solutions

Layne provides specialized construction solutions for the responsible management of water in just about any industry or environment. With extensive heavy civil expertise and a proven reputation for safety, we design and construct comprehensive, end-to-end water management systems, as well as individual intakes, reservoirs, pump stations, pipelines and plants tailored to our clients’ needs. Our geotechnical capabilities allow us to improve soil conditions and support subterranean structures in underground construction projects where effective water management is critical, such as dams and levees, tunnels, water lines, subways, highways and marine facilities. Our broad national footprint and well-maintained equipment fleet enables flexible scheduling and efficient delivery of both underground preparations and finished infrastructure construction. If a project involves water and/or soil conditions, Layne designs, constructs and delivers the optimal solutions. Construction solutions include: geotechnical construction, tunnels and shafts, marine construction, alternative delivery, pump stations and intake structures, reservoirs, treatment plant construction, pipeline construction, sewer pipeline rehabilitation, renewable energy, anaerobic digestion systems, well design and construction and Ranney collector wells.

Drilling Solutions

Layne provides comprehensive turnkey drilling solutions for water management, mineral services and specialty drilling needs. We employ a team of specialists to help us understand specific site characteristics and proactively overcome and plan for any challenges. Our experts are able to define the source, depth, magnitude and overall feasibility of water aquifers, and drill high-volume wells suitable for supplying water to governmental, industrial and agricultural customers. We also drill deep injection wells to facilitate the disposal of treated wastewater. Our mineral services teams extract contaminant-free samples that accurately reflect the underlying mineral deposits. For any drilling need, we make safe, environmentally sound and socially responsible decisions at all times, and achieve the desired results for each and every project. Drilling solutions include: reverse circulation drilling, diamond core drilling, large diameter core drilling, hammer drilling, dual wall percussion drilling, flooded reverse circulation drilling, dual rotary casing advance drilling, rotary air blast drilling, mud rotary drilling, directional drilling, specialty drilling, resonant sonic drilling, well drilling, borehole and surface geophysics, borehole surveying, oil and gas services and stuck pipe recovery.

Business Segments

Layne’s business segments are Water Resources, Inliner, Heavy Civil, Geoconstruction, Mineral Services and Energy Services. Each of our segments has major customers; however, no single customer accounted for 10% or more of revenues in any of the past three fiscal years. See Note 16 to Layne’s audited consolidated financial statements (the “Consolidated Financial Statements”) filed as Exhibit 99.5 to this Form 8-K for financial information pertaining to the operations and geographic spread of the segments and foreign operations.

Water Resources Division

Operations

Throughout the U.S., the Water Resources division (“Water Resources”) provides our customers with sustainable solutions for every aspect of water supply system development and technology. We provide a full suite of water-related products and services, including hydrologic design and construction, source of supply exploration, well and intake construction and well and pump rehabilitation. Water Resources also brings new technologies to the water and wastewater markets, whether through internal development, acquisition or strategic alliance. We also offer water treatment equipment engineering services, providing systems for the treatment of regulated and “nuisance” contaminants, specifically iron, manganese, hydrogen sulfide, arsenic, radium, nitrate, perchlorate and volatile organic compounds.

Our target groundwater drilling market consists of high-volume water wells drilled principally for municipal and industrial customers. These high-volume wells, by necessity, have more stringent design specifications than residential or agricultural wells and are typically deeper and larger in diameter. We have strong technical expertise, an in-depth knowledge of U.S. geology and hydrology, a well-maintained fleet of appropriately sized, modern drilling equipment and a demonstrated ability to procure the sizable performance bonds often required for water related projects.

Water supply solutions for government agencies, industry and agriculture require the integration of hydrogeology and engineering with proven knowledge and application of drilling techniques. The drilling methods, size and type of equipment required depend upon the depth of the wells and the geological formations encountered at the project site. We have extensive well archives in addition to technical personnel who can determine geological conditions and aquifer characteristics. We provide feasibility studies using complex geophysical survey methods and have the expertise to analyze the survey results and define the source, depth and magnitude of an aquifer. We can estimate recharge rates, recommend well design features, plan well field design and develop water management plans. To conduct these services, we maintain a staff of professional employees including geological engineers, geologists, hydrogeologists and geophysicists. These attributes enable us to locate suitable water-bearing formations to meet a wide variety of customer requirements.

Our expertise includes all sources of water supply including groundwater and surface sources. We design and construct bank intake structures, submerged intakes, infiltration galleries and horizontal collector wells. We also design and construct the pipelines and pump stations necessary to convey water from its source to the users.

Our involvement in the initial drilling of wells positions us to win follow-up rehabilitation business, which is generally a higher margin business than well drilling. Such rehabilitation is periodically required during the life of a well, as groundwater may contain bacteria, iron, high mineral content, or other contaminants and screen openings may become blocked, reducing the capacity and productivity of the well.

We offer complete diagnostic and rehabilitation services for existing wells, pumps and related equipment with a network of local offices throughout our geographic markets in the U.S. In addition to our well service rigs, we have equipment capable of conducting downhole closed circuit televideo inspections, one of the most effective methods for investigating water well problems, enabling us to effectively diagnose and respond quickly to well and pump performance problems. Our trained and experienced personnel can perform a variety of well rehabilitation techniques, using both chemical and mechanical methods. To complement this effort, we perform bacteriological well evaluation and water chemistry analyses. We also have the capability and inventory to repair, in our own machine shops, most water well pumps, regardless of manufacturer, as well as to repair well screens, casings and related equipment such as chlorinators, aerators and filtration systems.

We are engaged in helping to evaluate entire well fields and water systems to increase reliability and efficiency, and have the proper combination of technical and service capabilities to bring practical solutions to our clients.

Water Resources also offers investigative services to assist in assessing, monitoring and characterizing water quality and aquifer parameters. The customers are typically national and regional consulting firms engaged by federal and state agencies, as well as industrial companies that need to assess, define or clean up groundwater contamination sources. We assist the customer in determining the extent of groundwater contamination, installation of recovery wells that extract contaminated groundwater for treatment, which is known as pump and treat remediation, and specialized site safety programs associated with drilling at contaminated sites. In our Safety & Health department, we employ full-time staff qualified to prepare site-specific health and safety plans for hazardous waste cleanup sites as required by the Occupational Safety and Health Administration (“OSHA”) and the Mine Safety and Health Administration (“MSHA”).

We drill deep injection wells for industrial (primarily power) and municipal clients that need to dispose of wastewater associated with their processes.

We expect demand for water treatment will be strongest in the industrial sector where the water quality challenges are more significant. Examples within this sector include oil and gas, where reserves cannot be accessed without first planning for the handling of contaminant-laden flow-back and produced water, and the power industry, where steam-driven turbines require clean water to prevent scaling of the turbines.

Customers & Markets

In Water Resources, our customers are typically government agencies and local operations of industrial businesses. The term “government agencies” includes federal, state and local entities.

In the drilling of new water wells, we target customers that require compliance with detailed and demanding specifications and regulations and that often require bonding and insurance, areas in which we believe we often have competitive advantages.

Water infrastructure demand is driven by the need to provide and protect one of earth’s most essential resources, water, which is drawn from the earth for drinking, irrigation and industrial use. Main drivers for water supply and treatment include shifting demographics and urban sprawl, deteriorating water quality and infrastructure that supplies our water, increasing water demand from industrial expansion, stricter regulation and new technology that allows us to achieve new standards of quality. Well and pump rehabilitation demand depends on the age and application of the equipment, the quality of material and workmanship applied in the original well construction and changes in depth and quality of the groundwater. Rehabilitation work is often required on an emergency basis or within a relatively short period of time after a performance decline is recognized. Scheduling flexibility and a broad national footprint combined with technical expertise and equipment are critical for a repair and maintenance service provider. Like the water well drilling market, the market for rehabilitation is highly fragmented. The demand for well and pump rehabilitation in the public market is highly influenced by municipal budgets.

Demand for the deep injection well market is driven by new regulations and the need to economically dispose of waste associated with municipal and industrial water treatment.

Demand for water solutions will grow as government agencies, industry and agriculture compete for increasingly limited water resources. The combination of tightening regulations and water scarcity has resulted in increasingly sophisticated water consumers, and this in turn has created opportunities for the introduction of long-term sustainable methods and technologies such as aquifer recharge, water re-use, injection wells and zero-liquid discharge treatment systems.

As demographic shifts occur to more water-challenged areas and the number and allowable level of regulated contaminants and impurities becomes stricter, the demand for water recycling (re-use) and conservation services, as well as new specialized treatment media and filtration methods, is expected to remain strong.

Competition

The U.S. water well drilling industry is highly fragmented; consisting of several thousand regionally and locally based contractors. The majority of these contractors are primarily involved in drilling low-volume water wells for agricultural and residential customers, markets in which we do not generally participate.

Competition for Water Resources’ services are primarily local and regional specialty general contractors, while our competition in the water well drilling business consists primarily of small, local water well drilling operations and some larger regional competitors. Oil and conventional natural gas well drillers generally do not compete in the water well drilling business because the typical well depths are greater for oil and conventional natural gas and, to a lesser extent, the technology and equipment utilized in these businesses are different. Only a small percentage of all companies that perform water well drilling services have the technical competence and drilling expertise to compete effectively for high-volume municipal and industrial projects, which typically are more demanding than projects in the agricultural or residential well markets. In addition, smaller companies often do not have the financial resources or bonding capacity to compete for large projects. However, there are no proprietary technologies or other significant factors that prevent other firms from entering these local or regional markets or from consolidating into larger companies more comparable in size to us. Water well drilling work is usually obtained on a competitive bid basis for government agencies, while work for industrial customers is obtained on a negotiated or informal bid basis.

As is the case in the water well drilling business, the well and pump rehabilitation business is characterized by a large number of relatively small competitors. We believe only a small percentage of the companies performing these services have the technical expertise necessary to diagnose complex problems, perform many of the sophisticated rehabilitation techniques we offer or repair a wide range of pumps in their own facilities. In addition, many of these companies have only a small number of pump service rigs. Rehabilitation projects are typically negotiated at the time of repair or contracted for in advance depending upon the lead-time available for the repair work. Since well and pump rehabilitation work is typically negotiated on an emergency basis or within a relatively short period of time, those companies with available rigs and the requisite expertise have a competitive advantage by being able to respond quickly to repair requests.

Backlog

Backlog for Water Resources was $59.8 million at January 31, 2014, compared to $56.4 million at January 31, 2013 and is generally completed within 6 to12 months. For additional backlog information, see “Backlog Analysis” under Item 1 – “Business”.

Inliner Division

Operations

Our Inliner division (“Inliner”) is a unique, full service rehabilitation company offering a wide range of solutions for wastewater, storm water and process sewer pipeline networks. The foundation of our services is our proprietary Inliner® cured-in-place pipe (CIPP). The product allows us to rehabilitate aging and deteriorated infrastructure and provide structural rebuilding as well as infiltration and inflow reduction. Its trenchless nature reduces rehabilitation costs, minimizes environmental impact and reduces or eliminates surface and social disruption.

Layne Inliner, LLC began as the first U.S. licensee of the Inliner® technology in 1991. We own and operate Inliner Technologies, the technology company, and Liner Products, the lining tube manufacturer. This vertical integration gives us control of the Inliner® product from raw material purchases to product installation. Since our start we have successfully installed more than 17.5 million feet of CIPP throughout the U.S. Pipe diameters have ranged from 4-inches to 96-inches in traditional round as well as non-circular geometries. The Inliner division’s installation techniques and the lining tube manufacturing facility are ISO 9001:2008 certified bringing an added element of quality control to tube construction, product design and field installation.

Construction of a new wetout facility has been completed and we now have the ability to supply both traditional felt based CIPP lining tubes cured with water or steam as well as fiberglass based lining tubes cured with ultraviolet light. Layne will install the fiberglass/UV product with internal crews as well as offer outside sales of the tube to other fiberglass/UV installers.

While Inliner focuses on CIPP, it is committed to full system renewal. Inliner also provides a wide variety of other rehabilitative methods including Janssen structural renewal for service lateral connections and mainlines, slip lining, traditional excavation and replacement and manhole renewal with cementitious and epoxy products. Inliner’s expertise, experience and customer-oriented contracting combined with its ability to provide a diverse line of products and services differentiates it from other rehabilitation contractors and allows Inliner to provide clients with single source accountability when it comes to rehabilitative services.

Customers & Markets

Inliner customers are typically municipalities and local operations of industrial businesses.

The geographic reach of the Inliner installation group stretches from the east coast westward to the Rocky Mountains. Lining tube sales through Liner Products continued to supply U.S. based customers but also generated increased sales outside of the U.S. in places including Canada, Mexico, New Zealand and South America.

Many of the drivers for sewer rehabilitation demand are largely a function of deteriorating urban infrastructure compounded by population growth, as well as deteriorating water quality and infrastructure that supplies our water. Additionally, federal and state agencies are forcing municipalities and industry to address pollution resulting from infiltration of damaged or leaking lines, enforcing stricter regulation and new technology that motivates us to achieve new standards of quality.

Competition

The CIPP industry has a small number of contractors with nationwide coverage, the largest being Aegion Corporation and several more regionalized competitors. Municipal work is typically obtained on a competitive bid basis with rare exceptions of design build proposals being used for contractor selection. Industrial work can be either competitive bid or negotiated.

Larger competitors share the same vertical integration (tube manufacturing/assembly, wetout and installation) as Inliner, while smaller competitors rely on third party tube supply and wetout. This saturated tube supply and the lack of having to construct wetout facilities allows smaller competitors to enter and remain in the CIPP business. In addition, the entrance of fiberglass products cured with ultraviolet light has opened up competition even further. Although competition is widespread, Inliner division, by offering more than just CIPP, remains one of the most diversified providers in the industry.

Backlog

Backlog for Inliner was $61.1 million at January 31, 2014, compared to $66.2 million at January 31, 2013 and is generally completed within the following 6 to 12 months. For additional backlog information, see “Backlog Analysis” under Item 1 – “Business”.

Heavy Civil Division

Operations

The Heavy Civil division (“Heavy Civil”) delivers sustainable solutions to government agencies and industrial clients by overseeing the design and construction of water and wastewater treatment plants and pipeline installation. In addition, Heavy Civil builds radial collector wells (Ranney Method), surface water intakes, pumping stations, hard rock tunnels and marine construction services – all in support of the world’s water infrastructure. Beyond water solutions, Heavy Civil also designs and constructs biogas facilities (anaerobic digesters) for the purpose of generating and capturing methane gas, an emerging renewable energy resource.

The Ranney® method specializes in the design and turnkey construction of high capacity water supply systems including radial collector wells, surface water intakes, infiltration galleries, riverbank filtration and sea water systems. Collector wells typically combine high yields with lower operating and maintaining costs. In most cases, they are less intrusive on the environment. Complete hydrogeological services for optimum siting are also available.

Heavy Civil is among the largest water treatment plant contractors, involving new facility construction, expansions and modifications. It is able to perform processes around approximately 85% of the total work required in such contracts. Heavy Civil is experienced in the construction of municipal and industrial plants using the latest process technologies including reverse osmosis membrane, nanofiltration, ultra-violet and ozone disinfection, regeneration services and air stripper repacking to provide fully sustainable systems. Recent projects have included complex chemical feed systems and fully automated control systems.

Layne is experienced in all types of pipe materials and systems that deliver water from the source to the plant and to the end user. In addition to the clean water side of the business, Heavy Civil constructs pipeline systems that handle the discharge end of the product. Interceptor sewers and sanitary pipelines play a key role in the full water cycle by enabling the used water to be transported to facilities for required treatment prior to being discharged, utilized by others or otherwise disposed. Heavy Civil can also develop special piping needs for process piping and cooling systems. Heavy Civil has the capability to install deep, large diameter piping in rock or other difficult soil conditions. It has the capability to design and install support systems and provide tunneling and marine installation.

Anaerobic digestion is a series of biological processes in which microorganisms break down biodegradable material in the absence of oxygen. One of the end products is biogas, which is combusted to generate electricity and heat, or it can be processed into renewable natural gas and transportation fuels. Heavy Civil’s anaerobic digestion technologies are converting various organic waste streams such as food solids, livestock manure, and municipal wastewater into biogas.

Customers & Markets

In Heavy Civil, customers are typically government agencies and local operations of industrial businesses. Continued population growth in water-challenged regions and more stringent regulatory requirements lead to an increased need to conserve water resources and control contaminants and impurities. Demand for Heavy Civil’s services is expected to grow as government agencies, industry and agriculture compete for increasingly limited water resources. The combination of tightening regulations and water scarcity has resulted in increasingly sophisticated water consumers, and this in turn has created opportunities for the introduction of long-term sustainable methods and technology, such as zero-liquid discharge treatment systems construction implementation. Heavy Civil operates in most areas of the U.S.

Competition

Management believes that many of the competitors in this industry do not possess the capabilities for end-to-end water management systems in the same manner as Heavy Civil, due to Layne’s integrated One Layne approach towards projects. This differentiates Heavy Civil from its competitors. Treatment plant and pipeline competitors consist mostly of a few national and many regional companies. The majority of the municipal market is contracted through a public bidding process. While the majority of the market is still price driven, a growing trend supports best value proposals.

Backlog

Backlog for Heavy Civil was $257.6 million at January 31, 2014, compared to $395.7 million at January 31, 2013. Approximately 35% of the FY2014 backlog is not reasonably expected to be completed in FY2015. For additional backlog information, see “Backlog Analysis” under Item 1 – “Business”.

Geoconstruction Division

Operations

The Geoconstruction division (“Geoconstruction”) provides specialized geotechnical foundation construction services to the heavy civil, industrial, commercial and private construction markets. It has the expertise and equipment to provide the most appropriate deep foundation system, ground improvement and earth support solution to be applied given highly variable geological and site conditions. In addition, Geoconstruction offers extensive experience in successful completion of complex and schedule-driven major underground construction projects. It provides services that are focused primarily on the foundation systems for dams/levees, tunnel shafts, utility systems, subways or transportation systems, commercial building and port facilities. Services offered include jet grouting, structural diaphragm and slurry cutoff walls, cement and chemical grouting, drilled piles, ground improvement and earth retention systems. Highly specialized equipment and technology is used such as multi-million dollar hydromills and bentonite slurry technology to execute its unique jobs.

In the U.S., Geoconstruction is one of the leading contractors in foundation and underground engineering. It operates in the highly technical field of underground construction installing slurry walls, slurry trenches earth retention systems, tiebacks, drilling and grouting. Geoconstruction is capable of performing a full range of foundation activities for most construction requirements. It also designs and builds earth support retention systems for basement excavation for high-rise structures, subway lines and stations, and depressed highways.

In Italy, the wholly owned subsidiary, Tecniwell, manufactures state of the art equipment for the international ground stabilization industry, particularly the jet-grouting field, with related ancillary tooling. Tecniwell has achieved significant presence throughout Europe, Asia and North and South America.

The acquisitions of Fursol Informatica S.r.l. (“Fursol”) and the remaining 50% interest in Diberil Sociedad Anónima (“Costa Fortuna”) were completed during FY2013. Geoconstruction had originally acquired an initial 50% interest in Costa Fortuna in July 2010. Fursol is active in the business of production, installation and maintenance of monitoring and quality control software and electronic devices. Management believes Fursol’s technology will improve the performance and efficiency of Geoconstruction’s operating equipment.

On July 31, 2014, Layne sold Costa Fortuna, one of its components in Geoconstruction that operated in Brazil and Uruguay. Costa Fortuna is reflected as a discontinued operation in the Consolidated Financial Statements.

Customers & Markets

Geoconstruction customers are typically government agencies, local operations of industrial businesses and heavy civil general contractors. Contracts are awarded following a competitive bidding process. Contracts have involved large projects which at times can be delayed by the project owner or the general contractor due to various factors, including funding and the local political environment. In FY2014, 54.4% and 45.6% of revenues were generated by the U.S. and Italy based operations, respectively.

Competition

In the U.S. specialized foundation construction arena, management believes there are few competitors. Customers are targeted that require compliance with detailed and demanding specifications and regulations and that often require bonding and insurance, areas in which management believes Geoconstruction has competitive advantages due to its extensive expertise, and financial resources. Geoconstruction owns and operates what management believes to be one of the largest fleet of hydromills and related equipment in North America. In addition, Geoconstruction has implemented a sophisticated quality control system that allows it to follow each phase of work in real-time.

In the international arena, there are more competitors than in the U.S. Tecniwell has attained a leading position in the specialty equipment market throughout Europe, Asia, and North and South America.

Backlog

Backlog for Geoconstruction was $79.3 million at January 31, 2014, compared to $7.7 million at January 31, 2013. Approximately 10.4% of the backlog at January 31, 2014 is not reasonably expected to be completed in FY2015.

Mineral Services Division

Operations

Global mining companies hire the Mineral Services division (“Mineral Services”) to extract samples from their sites that they analyze for mineral content and grade before investing heavily in development to extract these minerals. Mineral Services drilling services require a high level of expertise and technical competence because the samples extracted must be free of contamination and accurately reflect the location and orientation of underlying mineral deposits.

Mineral Services conducts primarily above ground drilling activities, including all phases of core drilling, reverse circulation, dual tube, hammer and rotary air-blast methods. Its service offerings include both exploratory (‘greenfield’) and definition (‘brownfield’) drilling. Greenfield drilling is conducted to determine if there is a minable mineral deposit, which is known as an orebody, on the site. Brownfield drilling is typically conducted at a site to assess whether it would be economical to mine and to assist in mapping the mine layout. Mineral Services provides information to its clients that assist them in determining if a minable mineral deposit exists on a site, the economic viability of mining the site, the geological properties of the ground and mine planning.

Mineral Services has country managers who are responsible for operations throughout Africa, North America and Australia. These managers are responsible for maintaining contact and relationships with large mining operations that perform work on a global basis, as well as junior mining companies that operate more regionally.

In the case of Mineral Services’ foreign affiliates, where it does not have majority ownership or operating control, day-to-day operating decisions are made by local management. Mineral Services manages interests in the foreign affiliates through regular management meetings and analysis of comprehensive operating and financial information. The foreign affiliates are engaged in primarily mining prospection services principally in the area of drilling and maintenance and recovery of water wells.

Mineral Services has experienced the effects of the global decline in demand for mineral exploration and the overall soft market for base and precious metals. In response to this, Mineral Services has right-sized its operations to react to market conditions experienced by the industry. This has included reducing operating expenses, shifting assets to Mexico and Brazil where exploration has not been as affected as in Africa and Australia. The minerals exploration business is cyclical in nature. The longer term mining industry fundamentals remain positive. Layne’s safety record and ability to re-deploy assets quickly when called upon, makes Mineral Services well positioned for opportunities as they present themselves.

Customers and Markets

Mineral Services customers are major gold and copper producers and to a lesser extent, other base metal producers. Work for gold mining customers generates approximately half of the business in Mineral Services. The success of Mineral Services is closely tied to global commodity prices and demand for our global mining customers’ products. Operating markets are in the western U.S., Mexico, Australia, Brazil and Africa. Layne also has ownership interests in foreign affiliates operating in Latin America that form Layne’s presence in this market.

Customers are primarily gold and copper producers. The largest customers in our mineral exploration drilling business are multi-national corporations headquartered in the U.S., Brazil, Europe and Canada.

Demand for mineral exploration drilling is driven by the need to identify, define and develop underground base and precious mineral deposits. Factors influencing the demand for mineral-related drilling services include commodity prices, growth in the economies of developing countries, international political conditions, inflation, foreign exchange levels, the economic feasibility of mineral exploration and production, the discovery rate of new mineral reserves and the ability of mining companies to access capital for their activities.

Global consumption of raw materials has been driven by the rapid industrialization and urbanization of countries such as China, India, Brazil and Russia. Development in these countries generates significant demand as their populations consume increasing amounts of base and precious metals for housing, automobiles, electronics and other durable and consumer items.

The mineral exploration market is dependent on financial and credit markets being readily available to fund drilling and mining programs. In addition, mining companies’ ability to seek cash for their operations through other avenues which traditionally have been available to them is dependent on market pricing trends for base and precious metals.

As mineral resources in developed countries are exhausted and new discoveries begin to slow, mining companies have focused attention on underdeveloped nations as an important source of future production. Latin America and Africa are key markets for our future global growth. Mining service companies with operating expertise in challenging regions should be well positioned to capture an increasing amount of these new projects. In addition to new mine development, technological advancements in drilling and processing allow development of mineral resources previously regarded as uneconomical and should benefit the largest drilling services companies that are leading technical innovation in the mineral exploration marketplace.

Competition

Mineral Services competes with a number of drilling companies, the largest being Boart Longyear, an Australian public company, Major Drilling Group International Inc., a Canadian public company, and Foraco International S.A., a French company publicly traded on the Toronto stock exchange, as well as vertically integrated mining companies that conduct their own exploration drilling activities, and some of these competitors have greater capital and other resources than we have. In the mineral exploration drilling market, Mineral Services competes based on price, technical expertise and reputation. Management believes Layne has a well-recognized reputation for expertise and performance in this market. Mineral Services work is typically performed on a negotiated basis.

Backlog

The majority of Mineral Service contracts are based on the quantity of drilling performed, and therefore backlog is not applicable. For those contracts in which it is applicable, Mineral Services’ backlog was $2.7 million at January 31, 2014, compared to $6.7 million at January 31, 2013. The backlog is generally completed within the following 12 months. For additional backlog information, see “Backlog Analysis” under Item 1 – “Business”.

Energy Services Division

Operations

Energy Services focuses on bringing responsible water management solutions to the exploration and production (E&P) industry’s growing water related challenges. In FY2014, this division increased its efforts to address the unique and substantial water demands of the energy industry in a responsible and sustainable fashion. The division will provide solutions to manage every phase of the water cycle as it relates to its use in the oil and gas industry (conventional and unconventional). Its cradle-to-cradle water management solution, branded ALLclear™, for energy companies involved in the oil and gas industry. The division specializes in hydrogeological assessments and sourcing, transfer and storage, treatment and vibration technology.

The hydrogeological assessments evaluate feasibility; determining potential capacity, leading to the appropriate well designs for developing local groundwater supplies. Energy Services highly skilled technical staff has extensive experience with aquifer testing. Over the years, it has developed groundwater flow models for hydrologic systems across the U.S. It can provide geophysical surveys, exploratory test drilling, aquifer test pumping and well testing evaluations.

The transfer services include various no-leak solutions for surface and subsurface transfer for pit-to-pit transfers, surface transfers, fluids infrastructure design and construction and other high-volume fluids handling capabilities. The division can also provide expert construction services for applications in the energy sector through construction of retaining ponds for frac water, flowback fluids and produced water.

Energy Services’ wide range of treatment and filtration systems provide the optimal balance of on-site recycling and blending of fluids. Energy Services provides flowback filtration, oxidation, reserve pit filtration and treatment as part of its treatment services.

Energy Services’ pipe vibration services has numerous applications in stuck pipe recovery from freeing stuck coil tubing without cutting or damaging the coil to recovering screens, screen packers, and liners. Sanded or mud-stuck tubing, including seal assemblies can be recovered without the need for washover or jarring. Stuck rod strings and pumps can be recovered, eliminating the need to pull tubing and strip the rods as well as stuck washover pipe and jars normally used in conventional fishing operations. It offers the potential to solve these problems from the surface without downhold intervention in a minimum amount of time. Energy Services has developed proprietary equipment and procedures that are highly effective in the recovery of stuck pipe from wells.

Customers and Markets

The division’s current customers are mainly located with the oil and gas companies in the Permian Basin of Texas. Contracts can be executed following a competitive bid process. Energy Services anticipates executing master service agreements with customers. The oil and gas industry is a historically seasonal industry with slowdowns occurring in November and December. This industry is also a cyclical industry with levels of activity that are significantly affected by the levels and volatility of oil and gas prices.

Competition

Competition in this area is primarily from local small and mid-sized contractors offering one part; sourcing, transfer or treatment of the water management cycle, not the complete end-to-end solution offered by Energy Services. For many E & P companies, price is a driving factor. As Energy Services continues to penetrate the marketplace, the focus is to assist these companies in understanding the value of having an end-to-end solution rather than engaging many contractors to perform similar services.

Backlog

Backlog for Energy Services as of January 31, 2014 and January 31, 2013 was not significant.

Other

Operations

The Other operations consist of small purchasing and specialty operations. The majority of the revenues are eliminated between segments. A small portion of the revenue is through third party sales, which can produce positive earnings. The focus in this division is in part to purchase for all divisions within Layne.

Discontinued Segment

During the second quarter of FY2013, Layne authorized the sale of its Energy division and entered into negotiations for the sale of substantially all of the Energy division assets to a third party. As of July 31, 2012, Layne considered the Energy division a discontinued operation and reflected it as such in the Consolidated Financial Statements.

On October 1, 2012, Layne completed the sale of all of the exploration and production assets of its Energy division.

Backlog Analysis

Backlog represents the dollar amount of revenues Layne expects to recognize in the future from contracts that have been awarded as well as those that are currently in progress. Layne includes a project in backlog at such time as a contract is executed. Backlog amounts include anticipated revenues associated with the original contract amounts, executed change orders, and any claims that may be outstanding with customers. It does not include contracts that are in the bidding stage or have not been awarded. As a result Layne believes the backlog figures are firm, subject only to modifications, alterations or cancellation provisions contained in the various contracts. Historically, those provisions have not had a material effect on the consolidated financial statements.

Backlog may not be indicative of future operating results. There have been no changes in the methodology used to determine backlog during FY2014 and FY2013. Backlog is not a measure defined by U.S. GAAP and is not a measure of profitability. Layne’s method for calculating backlog may not be comparable to methodologies used by other companies.

Layne’s backlog of uncompleted contracts at January 31, 2014, was approximately $460.5 million as compared to $532.7 million at January 31, 2013. Amounts previously reported in Geoconstruction related to Costa Fortuna have been removed from all periods due to the sale of this business as of July 31, 2014 and its reclassification as a discontinued operation. The following table provides an analysis of backlog by division for FY2014.

(in millions)	Backlog at January 31, 2013	New Business Awarded (1)	Revenues Recognized FYE 2014	Backlog at January 31, 2014
Water Resources	$56.4	$179.3	$175.9	$59.8
Inliner	66.2	143.3	148.4	61.1
Heavy Civil	395.7	129.1	267.2	257.6
Geoconstruction	7.7	119.8	48.2	79.3
Mineral Services	6.7	169.0	173.0	2.7

Total	$532.7	$740.5	$812.7	$460.5

(1)	New business awarded consists of the original contract price of projects added to our backlog plus or minus subsequent changes to the estimated total contract price of existing contracts.

Of Layne’s total backlog amount of $460.5 million as of January 31, 2014, approximately $20.7 million relates to active contracts that are in a loss position. As of January 31, 2014, there were no significant contracts in backlog not moving forward as originally scheduled. The remainder of the contracts in backlog have future revenues which are expected to equal or exceed costs when recognized. Layne can provide no assurance as to the profitability of the contracts reflected in backlog. It is possible that the estimates of profitability could increase or decrease based on changes in productivity, actual downtime and the resolution of change orders and any claims with customers.

Significant new awards in Geoconstruction during FY2014, included the San Francisco Central Subway project for construction of foundations for three new underground subway stations in the amount of $57.0 million and the specialized foundation work for the TransBay Tower also located in San Francisco in the amount of $19.0 million. Layne is continuing to track several large scale prospects for both the public and private sector customers as it continues to leverage One Layne capabilities.

During FY2014 and FY2013, there were no cancellations of amounts previously included in backlog and no significant changes in anticipated margin trends based on current backlog.